Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC.  LOWERS 2004 GUIDANCE FOR THIRD QUARTER AND FULL YEAR AND PROVIDES 2005 GUIDANCE FOR TOTAL REVENUES AND EARNINGS PER SHARE

NEW YORK, NEW YORK  -  October 13, 2004  -  Jones Apparel Group, Inc. (NYSE:JNY) today announced that it anticipates 2004 third quarter earnings per share in a range of  $0.75 to $0.77, below the  previously provided guidance of $0.80 to $0.84.  In addition, the Company lowered its 2004 fourth quarter earnings per share guidance to $0.40 to $0.45 from the previously provided range of $0.56 to $0.59.  For the full year 2004, the Company expects to achieve earnings per share in the range of $2.49 to $2.56, with revenues approximating $4.6 billion.  Previous 2004 full year earnings per share guidance was in a range of $2.70 to $2.76.

Peter Boneparth, Chief Executive Officer, stated, "The third quarter proved to be quite challenging despite initial optimism about the back-to-school season and an improving economic environment.  Sales were impacted by generally soft consumer confidence and employment indicators, and by the weather, especially in September, including the unprecedented hurricane activity in the Southeast.   Some of our businesses performed admirably against this backdrop, however, they could not offset the challenges we experienced in our retail business.  Our owned domestic retail comparable store sales during the third quarter declined by 1.9% versus our forecast of an increase of 3% to 4%.  We did not anticipate that the overall retail environment for our products would decrease to the levels actually experienced in the period nor that the level of promotions would be as high."

Wesley Card, Chief Operating and Financial Officer, commented, "Our financial metrics remain strong with a solid balance sheet that afforded us the opportunity to repurchase 2.15 million shares, aggregating $78.7 million, during the third quarter under our share repurchase program.  $73.2 million remains available for repurchase under the program."

Mr. Card continued, "Turning to 2005, we are projecting earnings per share to be in a range of $3.00 to $3.10, an increase of 17% to 24% over 2004 projected earnings per share.   This forecast does not include any additional share repurchases or acquisitions.  We forecast total revenues to approximate $4.9 billion, an increase of 7% (core sales growth excluding Maxwell Shoe acquired in July 2004 would approximate 4.5%) over 2004 projected net revenues.   This guidance for 2005 reflects our stated target of core single digit revenue growth, coupled with strategic acquisitions to deliver double digit growth in earnings per share."

Mr. Boneparth concluded, "Given the trends that evolved during the third quarter, we feel it appropriate to plan more cautiously through the remainder of the year and have reduced our earnings expectations accordingly.  While we are not pleased with the difficult retail environment and our own performance, it is important that we recognize the economic landscape as challenging and, therefore, plan our businesses more conservatively than originally anticipated.  We believe that the long term profile of our multi-product, multi-channel business model is solid and positions us well for strategic opportunities."

The Company will host a conference call today with management to further review this guidance at 8:30 a.m. eastern time and is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.   The call will be recorded and made available through October 21 and is accessible by dialing 877-344-7529.  Enter account number 374 and conference number 357473.

The Company will also host a conference call with management to discuss the full third quarter results on October 27th at 8:30 a.m. eastern time and is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.   The recorded call will be available through November 4 by dialing 877-344-7529.  Enter account number 817 and conference number 356890.

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Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer and marketer of branded apparel, footwear and accessories.  The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit.  The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V.  For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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